NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 14, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 02, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SatixFy Communications Ltd. and MANTISRAEL OPERATIONS 1 LTD. and MANTISRAEL OPERATIONS 2 LTD., which are indirect wholly owned subsidiary of MDA Space Ltd.became effective on July 2 2025. Each Ordinary Share of SatixFy Communications Ltd was exchanged for USD 3.00 in cash, without interest, less any applicable fee, and tax The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 02, 2025.